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                                                                   Exhibit 10.36

                              OEM LICENSE AGREEMENT

THIS AGREEMENT is made by and between S-CUBED INTERNATIONAL CORPORATION ("LICENSOR"), P.O. Box 8163, Stamford, Connecticut 06905 and COMPUTRON SOFTWARE, INC. ("LICENSEE"), 301 Route 17 North, Rutherford, New Jersey 07070.

This Agreement sets forth the terms and conditions under which LICENSOR authorizes LICENSEE to incorporate LICENSOR software products (the "Software") described in EXHIBIT A attached to this Agreement into application software programs developed and licensed by LICENSEE ("LICENSEE Applications") and then market and sublicense, whether directly or through LICENSEE's resellers, the LICENSEE Applications, including the incorporated Software, to customers who will use the Software for their own operations ("End Users"). In consideration of the mutual agreements set forth below, LICENSOR and LICENSEE agree:

I. DEFINITIONS

1.1 "Affiliate" shall mean an entity controlled by, controlling or under common control with, a party to this Agreement.

1.2 "Collective Work" shall mean an application in executable form that results from the combination of a LICENSEE Application with the Software's object code.

II. LICENSE GRANTED TO LICENSEE

2.1 No later than the execution of this Agreement, LICENSOR shall deliver to LICENSEE one (1) master copy of the object code and related documentation for the 32-bit Windows 9X and NT version of the Software, conforming to the mutually agreed upon specifications. LICENSEE shall have thirty (30) days after such delivery to acceptance test the delivered version, and LICENSOR shall promptly correct all errors reported by LICENSEE as a result of such acceptance testing. If LICENSEE does not report any errors within such thirty (30) day period, the Software shall be deemed accepted by LICENSEE.

2.2 In consideration for the payment by LICENSEE to LICENSOR of the applicable license fees therefor in accordance with Article III below, LICENSOR hereby grants to LICENSEE a non-transferable and non-exclusive right and license to (a) use the Software's object code, in conjunction with each LICENSEE Application, to create one or more Collective Works, (b) copy, modify, demonstrate, market, furnish and sub-license such Collective Works, either directly or indirectly through Affiliates and resellers, to other parties anywhere in the world (subject to applicable government import/export regulations, with which LICENSEE agrees to comply), and (c) use the Software for the internal business purposes of LICENSEE and its Affiliates, including, without limitation, development, demonstration, and processing of its own business data as part of a Collective Work.


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2.3 LICENSEE may not sub-license the Software to others, except (a) as an integral, non-extractable element of a Collective Work together with a LICENSEE Application, or (b) by itself to an existing End User of a LICENSEE Application for use with said LICENSEE Application.

2.4 LICENSEE acknowledges that LICENSEE is receiving only the foregoing LIMITED LICENSE to the Software's object code and related documentation and that LICENSEE shall obtain no title, ownership nor any other rights in or to the Software and related documentation, all of which title, ownership and rights shall remain with LICENSOR or LICENSOR's licensors. LICENSEE acknowledges and agrees that the Software and related documentation is a valuable, confidential and proprietary asset of LICENSOR or LICENSOR's licensors, and that LICENSEE and LICENSEE's employees and agents are required to protect the confidentiality of the Software. Without limiting the generality of the foregoing, LICENSEE shall maintain all copies of the Software in a manner so that the Software files are not publicly readable and so that only those employees of LICENSEE that need access to the Software shall be able to access it.

2.5 LICENSEE and its Affiliates shall only sub-license the Software/Collective Works pursuant to LICENSEE's standard written license agreement signed by the End User. LICENSEE and its Affiliates will use their best efforts to cause their resellers to license the Software/Collective Works pursuant to a written license agreement, signed by the End User, that contains, at a minimum, the provisions set forth in EXHIBIT B attached hereto and made a part hereof. The parties agree that LICENSOR and LICENSOR's licensors shall be deemed to be third party beneficiaries of, but shall incur no liability under, such End User license agreements. LICENSEE's fees to End Users and resellers for the sub-licensing of the Software shall be determined by LICENSEE in its sole discretion.

2.6 For each End User to which LICENSEE sub-licenses the Software/Collective Works hereunder, LICENSEE will provide LICENSOR with the following information:
(a) the name and address of the End User, (b) the number of servers licensed for each Software product, (c) the name and phone number of the End User employee responsible for administering the license, and (d) the effective date of the license/maintenance contract. This information will be reported by LICENSEE to LICENSOR together with the quarterly royalty payments provided for in EXHIBIT C.

2.7 LICENSOR shall not distribute any materials containing LICENSEE proprietary information, except as LICENSEE may approve in advance in writing. LICENSOR shall protect the confidentiality of confidential or proprietary information of LICENSEE with which LICENSOR comes into contact, using the same standard of care that LICENSOR uses to protect its own confidential information of a similar nature, but in no event less than a reasonable standard of care.

2.8 LICENSEE may market and package the Software as LICENSEE, in its sole discretion, deems appropriate; provided, however that LICENSEE is not permitted to use the names "Mergence," "Recycler" or "Recycler Lite".


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2.9 LICENSEE agrees that it shall not use the Software, including the Software components used to integrate the Software with the LICENSEE Applications, licensed from LICENSOR hereunder to develop its own business intelligence products competitive with said Software nor to promote LICENSEE's relationships with competitors of LICENSOR.

2.10 (a) If, at any time during the term of this Agreement, or subsequent period during which LICENSEE is continuing to purchase support pursuant to Paragraph
7.5 below, LICENSOR or its successor or assign shall at any time cease to actively be in the software business on a daily basis in the United States or shall at any time fail to provide to LICENSEE, in a timely manner, any support services provided for in Paragraph 5.2 below, or if any of the events specified in Paragraph 7.3(b) below shall occur with respect to LICENSOR or its successor or assign, then, in addition to any other rights or remedies which LICENSEE may have as a result thereof under this Agreement or otherwise, LICENSEE shall have the right to obtain, and, upon LICENSEE's written request therefor, LICENSOR or its successor or assign shall, within fifteen (15) days, deliver to LICENSEE, a single copy of the then current version of the source code for the Software, together with a single copy of the documentation (including, without limitation, all technical notes, manuals, internal comments and annotations) associated therewith, which LICENSEE agrees to hold in confidence and to use only in connection with the support and maintenance of the Software sublicensed to End Users hereunder.

         (b) In order to protect the rights granted to LICENSEE in Paragraph 2.10(a), LICENSOR agrees, promptly upon LICENSEE's acceptance of the Software pursuant to Paragraph 2.1 above, to place the then current version of the material specified in said Paragraph 2.10(a), and any and all subsequent modifications thereto, into escrow with a reputable software escrow agent, reasonably acceptable to both parties. The escrow agreement shall provide for the release of the escrowed material upon LICENSOR's failure to directly provide such materials to LICENSEE pursuant to Paragraph 2.10(a) above. The parties shall split equally the fees of the escrow agent.

III. LICENSE FEES

3.1 In consideration for the licenses to the Software granted hereunder, LICENSEE agrees to pay LICENSOR the license fees set forth in EXHIBIT C, in US dollars. All license and support fees hereunder are exclusive of any applicable sales, use, property and other taxes and import or other duties, however designated or levied, which taxes and duties LICENSEE shall pay separately to LICENSOR, unless LICENSEE provides satisfactory evidence of tax exemption to LICENSOR.

3.2 The license fees for the Software set forth in EXHIBIT C were established on the basis of that Software being sublicensed only with LICENSEE's COOL software. Upon the parties mutually agreeing to the intent to sublicense the Software with LICENSEE's Financials software (without COOL), the parties agree to negotiate in good faith new license fees for the Software (no higher than the license fees currently set forth in EXHIBIT C) taking into account the increased utilization thereof by LICENSEE.


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IV. WARRANTY; DISCLAIMER OF LIABILITY

4.1 LICENSOR warrants to the benefit of LICENSEE, its Affiliates and resellers and their End Users that, for a period of six (6) months from the date the Software is delivered to LICENSEE under Paragraphs 2.1 above or 5.2(c) below, the Software will perform substantially in accordance with LICENSOR's documentation for the Software. In the event that the Software fails to so perform, LICENSOR's sole and exclusive obligation shall be to remedy such non-conforming performance as expeditiously as possible. LICENSOR does not warrant that the operation of the Software will be uninterrupted or error free. Additionally, LICENSOR represents and warrants that; (i) the use of the Software as contemplated hereby by LICENSEE, its Affiliates and resellers and their End Users will not infringe any patent, copyright, trade secret or other proprietary right of any third party; (ii) LICENSOR is not currently bound by any other agreements, restrictions or obligations, nor will LICENSOR assume any such obligations, which do, or in any way would, interfere or be inconsistent with this Agreement; and (iii) it has the corporate authority to enter into and fulfill this Agreement.

4.2 EXCEPT FOR THE WARRANTIES SPECIFICALLY SET FORTH IN PARAGRAPH 4.1 ABOVE, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY NATURE WHATEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXCLUDED AND DISCLAIMED BY LICENSOR.

4.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR OTHER DAMAGES OR LOSS OF REVENUES, LOSS OF INCOME, LOSS OF PROFITS OR OTHER FINANCIAL REMEDIES.

V. MAINTENANCE AND SUPPORT

5.1 The parties agree that LICENSEE shall be solely responsible, at LICENSEE's sole cost and expense, for providing to End Users of the Software/Collective Works all maintenance and technical support with respect thereto. LICENSOR shall refer all requests for assistance it receives from LICENSEE's resellers or End Users to LICENSEE. As part of its support activities under this paragraph, LICENSEE will log all calls and reported issues, use its best efforts to determine that the reported issues do not relate to the LICENSEE Applications, and assign a severity level to each issue LICENSEE cannot resolve on its own.

5.2 In exchange for LICENSEE's payment to LICENSOR of the annual support fees provided for in EXHIBIT C, LICENSOR shall provide to LICENSEE and Affiliates, but not their resellers or End Users, the following support with respect to the Software as originally provided to LICENSEE by LICENSOR, during the term of this
Agreement:

         (a) Appropriate support (e.g., telephone, fax, e-mail or other, as agreed to by the parties) to address functional problem resolution with respect to the Software, in


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         accordance with LICENSEE support policies and based on the severity level assigned to an issue by LICENSEE under Paragraph 5.1 above;

         (b) "Bug-fixes" - LICENSOR shall remedy or repair, as soon as reasonably practicable, any failure of the Software to substantially conform to LICENSOR's then current published user documentation for the Software; provided, however, that LICENSEE gives LICENSOR written notice of such alleged failure and LICENSOR is in good faith able to reproduce such failure; and

         (c) LICENSOR shall provide such enhancements and upgrades to the Software products as shall be mutually agreed to by the parties, including, without limitation, enhancements and upgrades necessary to keep the Software current with (a) newly issued versions of both server and client operating system software, (b) then current versions of development tools used to create the Software (e.g., Visual Basic), and
         (c) enhancements and upgrades that LICENSOR incorporates in the versions of the Software that LICENSOR distributes through its marketing channels independent of LICENSEE. LICENSOR shall promptly deliver to LICENSEE a copy of each new version of the Software.

         (d) LICENSOR shall provide to LICENSEE's employees, at LICENSEE's Rutherford facility and at no charge to LICENSEE, appropriate training on any enhancements and upgrades to the Software provided under Paragraph 5.2(c) above since the last such training session.

5.3 If it is determined, after good faith discussions, that either party hereto (the "Fixing Party") resolved a support issue that was in fact the responsibility of the other party (the "Responsible Party") to resolve under this Article V, then the Fixing Party may invoice the Responsible Party, on a time and materials basis at the Fixing Party's then current standard rates, for such resolution, and the Responsible Party shall pay such invoice within thirty
(30) days after receipt thereof.

VI. PROPERTY RIGHTS; INDEMNIFICATION

6.1 Notwithstanding LICENSEE's creation of Collective Works hereunder, LICENSEE shall continue to own the LICENSEE Applications, and LICENSOR or LICENSOR's licensors shall continue to own the Software. LICENSEE shall own the Collective Works, except for those portions of the Software embedded therein, which shall continue to be owned solely by LICENSOR or LICENSOR's licensors.

6.2 In the event of a claim against LICENSEE, its resellers or Affiliates or their End Users (i) for infringement of any patent, copyright or trademark, trade secret or other proprietary right of the Software delivered by LICENSOR to LICENSEE for any reason; or (ii) for LICENSOR's negligence or willful misconduct in connection with its performance under this Agreement, LICENSOR shall promptly, and at its expense and option, either, as applicable (1) secure for LICENSEE, its resellers or Affiliates or their End Users the right to continue marketing and/or using the infringing matter, or (2) replace or modify the infringing matter as to make it non-


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infringing (provided there is no loss of features or functionality) with
LICENSEE to promptly provide the non-infringing replacement to its resellers, Affiliates and End Users, provided, however, that if commercially reasonable efforts to achieve the foregoing are unsuccessful, LICENSOR may instead elect to refund to LICENSEE all amounts LICENSOR received from LICENSEE for such Software under this Agreement. In addition, LICENSOR will defend, indemnify and hold LICENSEE, its resellers or Affiliates or their End Users harmless from any and all claim, losses, liabilities, costs (including reasonable attorneys' fees), damages and expenses for such claims, provided LICENSEE promptly informs LICENSOR of the claim, gives LICENSOR complete control of the defense of such claims and reasonably cooperates in its defense and settlement.

6.3 In the event of a claim against LICENSOR (i) for infringement of any patent, copyright, trademark, trade secret or other proprietary right by the Collective Works (other than the Software in the exact form supplied by LICENSOR hereunder); or (ii) for LICENSEE's negligence or willful misconduct in connection with its performance under this Agreement, LICENSEE shall defend, indemnify and hold LICENSOR harmless from any and all claims, losses, liabilities, costs (including reasonable attorneys' fees), damages and expenses, provided: (1) LICENSEE has control of the defense and/or settlement of, and shall defend or settle at its own expense, any claim or litigation to which this indemnity relates; and (2) LICENSOR shall notify LICENSEE promptly of any such claim or litigation, and shall cooperate with LICENSEE in every reasonable way to facilitate the defense of such claim or litigation.

6.4 This Article VI states the entire obligations of the parties with respect to claims of infringement or violation of any intellectual property rights of any third party.

VII. TERM; TERMINATION

7.1 This Agreement shall commence upon the date of its execution by the last party to sign this Agreement and shall remain in full force and effect until terminated by either party as provided for below.

7.2 After the second (2nd) year anniversary of the effective date of this Agreement, LICENSEE may terminate this Agreement at any time, without cause, upon at least ninety (90) days prior written notice to LICENSOR. After the fifth
(5th) year anniversary of the effective date of this Agreement, LICENSOR may terminate this Agreement at any time, without cause, upon at least ninety (90) days prior written notice to LICENSEE; provided, however, that such termination shall not take effect until one hundred eighty (180) days following LICENSOR's notice only with respect to potential End Users of the Software specifically identified in a written notice from LICENSEE to LICENSOR (to be given by LICENSEE within thirty (30) days following LICENSEE's receipt of LICENSOR's termination notice) as being a potential End User for the Software to whom LICENSEE made, on or before the date of LICENSEE's notice, a definitive proposal to license the Software, which proposal was still being considered by the potential End User.


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7.3 Either party may terminate this Agreement, effective upon thirty (30) days prior written notice, if (a) the other party materially breaches any provision of this Agreement (including, without limitation, LICENSOR's breach of its obligations under Paragraph 5.2 above), but such termination shall not take effect if such party cures such breach prior to the expiration of the notice period, or (b) the other party enters into liquidation, whether voluntarily or compulsory, or has a receiver appointed, or commits an act of bankruptcy, or becomes insolvent, or enters into any arrangement with its creditors, or takes or suffers any similar action in consequence of debt, or ceases, or threatens to cease, to carry on its business.

7.4 Upon any termination of this Agreement, LICENSEE shall (a) immediately pay to LICENSOR all fees owed to LICENSOR hereunder by virtue of LICENSEE's activities hereunder prior to such termination, (b) cease thereafter to demonstrate, market, furnish and sub-license the Software and/or Collective Works, and (c) use copies of the Software, and any related materials supplied to LICENSEE by LICENSOR, then in its possession, which LICENSEE shall maintain in the strictest of confidence, only to (i) process the internal business data of LICENSEE and its Affiliates as part of a Collective Work, and (ii) support copies of the Software and/or Collective Works licensed to End Users prior to such termination. Termination of this Agreement shall not affect any LICENSEE sub-licenses of the Software and/or Collective Works to others made prior to the effective date of such termination if all license fees with respect thereto have been paid by LICENSEE to LICENSOR and such sub-licenses comply with the terms and conditions of this Agreement.

7.5 In order to permit LICENSEE, after any termination of this Agreement, to continue to support copies of the Software and/or Collective Works licensed to End Users prior thereto, as permitted under Paragraph 7.4(c)(ii) above, the parties agree that LICENSEE may, if it so chooses, continue to make the support fee payments provided for in Paragraph 5.2 above, whereupon LICENSOR shall continue to provide the Software support provided for in said Paragraph 5.2, even after this Agreement is terminated, for a period of twenty-four (24) months following such termination.

7.6 Neither party shall, by reason of the termination of this Agreement in accordance with the terms hereof, be liable to the other for compensation, reimbursement or for any damages on account of the loss of profits or prospective profits on anticipated business, or on commitments in connection with the business or goodwill of either party or otherwise or for direct, special, incidental, indirect or consequential damages.

7.7 The expiration or termination of this Agreement shall not release either party from any liability, obligation or agreement which, pursuant to any provision of this Agreement, is to survive or be performed after any such expiration or termination.


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VIII. GENERAL

8.1 Each party agrees not to, without the prior written consent of the other party, knowingly solicit for employment, hire or utilize the services of any employee, agent, representative or consultant of the other party, or assist any third party in so doing, for a period ending one year after termination of this Agreement. In the event of a breach of this paragraph, the breaching party shall pay to the other party a sum equal to one hundred fifty percent (150%) of the annual compensation agreed to be paid by the breaching party to such person. This remedy is in addition to any other remedies available at law or in equity.

8.2 It is expressly understood and agreed that the parties are, and shall at all times during the term of this Agreement be deemed to be, independent contractors, and nothing in this Agreement shall in any way be deemed or construed to constitute either party as an agent or employee of the other, nor shall either party have the right or authority to act for, incur, assume or create any obligation, responsibility or liability, express or implied, in the name of, or on behalf of, the other party, or to bind the other party in any manner whatsoever. The employees of one party shall be deemed to be the agents, servants and employees of that party only, and the other party shall incur no obligations or liabilities of any kind, nature or sort, express or implied, by virtue of, or with respect to, the conduct of such employees.

8.3 (a) Neither this Agreement, nor any of the rights or interests of either party hereunder, may be assigned, transferred or conveyed by that party, by operation of law or otherwise, other than to an Affiliate of that party or to a successor ("Successor") to all, or substantially all, of the properties, business or capital stock of that party, except upon the express prior written consent of the other party. Any Successor to LICENSOR will continue to be bound by the terms and conditions of this Agreement, including, without limitation, Paragraph 5.2 above.

         (b) In the event that any Successor to LICENSEE exercises its right to terminate this Agreement under Paragraph 7.2 above within twelve (12) months following the closing of the transaction in which the Successor acquires the properties, business or capital stock of LICENSEE, then such Successor shall pay LICENSOR a one-time only payment of $75,000 to compensate LICENSOR for lost anticipated revenues, unless otherwise agreed by LICENSOR and such Successor to LICENSEE.

         (c) LICENSOR may subcontract its Software development and/or maintenance and support obligations under this Agreement to Software Brewers Inc.; provided that (i) when and if Software Brewers Inc. establishes a U.S. presence, then the support referenced in Paragraph 5.2(a) above will be provided during normal business hours (U.S. Eastern Time), and (ii) LICENSOR remains fully responsible and liable to LICENSEE for the proper performance of the obligations so subcontracted.

8.4 All notices (other than routine business communications) will be in writing and will be sent by reputable "overnight" courier to the addresses on the first page of this Agreement (until such time as one party provides change of address to the other party). Notices to LICENSOR shall be to the attention of J. Scott Rade, Vice President; notices to LICENSEE shall be to the


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attention of its General Counsel. Notice shall be deemed given when sent in accordance with the foregoing.

8.5 Neither party shall be liable for delay or failure in the performance of its obligations under this Agreement arising from any one or more events which are beyond its reasonable control. Upon such delay or failure affecting one party, that party shall notify the other party and use all reasonable endeavors to cure or alleviate the cause of such delay or failure with a view to resuming performance of its contractual obligations as soon as practicable.

8.6 This Agreement will be governed by the laws of the State of New York, without regard to its conflict-of-laws rules.

8.7 The invalidity or unenforceability of any term or condition of this Agreement shall in no way affect the remaining terms or conditions. As used in this Agreement, the singular of any term includes the plural and the plural includes the singular, whenever the context so requires. The paragraph headings in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

8.8 This Agreement sets forth the entire understanding, and hereby supersedes any and all prior agreements, oral or written, heretofore made, between the parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants, agreements or understandings, oral or otherwise, express or implied, affecting this Agreement not expressly set forth herein. No delay on the part of either party in exercising any of its respective rights hereunder or the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be deemed or construed to operate as a waiver of such rights or acquiescence thereto, except in the specific instance for which given. None of the terms, conditions or provisions of this Agreement shall have been held to have been changed, varied, waived, modified or altered, except by a statement in writing signed by duly authorized representatives of both parties.

    S-CUBED INTERNATIONAL CORPORATION                 COMPUTRON SOFTWARE, INC.


By:                                         By:
   ---------------------------------           ---------------------------------
              J. Scott Rade                           Michael R. Jorgensen
             Vice President                       Executive Vice President and
                                                     Chief Financial Officer

Date:                                       Date:
    --------------------------------            --------------------------------


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                                                                       EXHIBIT A

                                LICENSOR SOFTWARE

RECYCLER "LITE" is an embeddable software product that contains the following components from LICENSOR's full Recycler product:

o Reader and modeler to extract data from (most) report print files, generate an outline, and store it in a reporting-oriented database (ROD) file

o Analyzer and reprocessor to define new reports from a single original report, where the new reports may:

   o  Contain new fields defined as expressions
   o  Delete or re-organize the order of appearance of the fields
   o  Sort and group the data differently
   o  Contain new sub-totals and other statistics

o  Graphical report viewer

The capabilities and features of each of those components are specified by the documentation and software provided as part of the full Recycler product, version 1.6.23, as delivered to LICENSEE.

Recycler "Lite" will specifically NOT contain the following components and features that are reserved only for Recycler-based products that will be sold as separately priced products or line items:

o  Those that allow appending of data from one ROD to another

o  An Excel add-in for viewing RODs

o Those that allow analyzer definitions to be saved and reused in future sessions

o Those that allow sequences of operations to be defined and executed on demand or according to a pre-set schedule

o Those that produce text-file output that can be archived in document-management tools such as COOL

o  Those that combine and process data from multiple RODs

o Those that access data from SQL databases or other sources, other than a text file

o  Those that implement user and group authorization and security

o Those that generate HTML, DHTML, XML, or other Internet file types directly from a ROD

o  ODBC driver for RODs

o Those that allow multiple Recycler servers to communicate with each other and operate together

Recycler "Lite" will function correctly with the following server platforms:

Windows NT 4.0 and later
RS 6000 AIX 4.0 and later
HP-UX 10.0 and later
Sun Solaris 2.6 and later

Subject to LICENSEE providing agreed upon access to operating systems and hardware, LICENSOR will deliver one (1) of the foregoing server platforms each forty-five (45) days starting from the date of the aforesaid access, commencing with Sun Solaris.

                                                                       EXHIBIT B

              MANDATORY TERMS OF RESELLER SUB-LICENSES TO END USERS

All Reseller sub-licenses with End Users shall include substantially the following provisions:

1. Only a non-exclusive, non-transferable, non-assignable right to use the Collective Work, in object code form only, on the expressly identified operating platform (including number of servers and users) is granted to the End User;

2. No title to the Collective Work, or any intellectual property therein, is transferred to the End User;

3. The End User may not copy the Collective Work, except for backup and archival purposes only, and the End User shall include on all copies or the Collective Work all copyright and other proprietary notices or legends included on the Collective Work when it was shipped to such End User;

4. The End User agrees not to reverse assemble, decompile or otherwise attempt to derive source code from the Collective Work;

5. The End User agrees to comply with all applicable export and re-export restrictions and regulations;

6. The End User will hold the Collective Work in confidence and shall protect the Collective Work with at least the same degree of care with which the End User protects its own similar confidential information;

7. Reseller's licensors [LICENSEE, LICENSOR and LICENSOR's licensors] are direct and intended third party beneficiaries of the license agreement and may enforce it directly against the End User; provided however that such licensors shall not be liable to the End User for any warranties or guarantees, express or implied, or general, special, direct, indirect, consequential, incidental or other damages arising out of or related to the Collective Work;

8. Upon termination of the license for the Collective Work, the End User shall return to Reseller all copies of the Collective Work and documentation, and certify to Reseller that such return has occurred;

9. Reseller and/or Reseller's licensors shall have the right to direct a recognized auditing firm to conduct, during normal business hours, an audit of (and to copy) the appropriate records of the End User to verify the number of copies of the Collective Work in use by the End User, the computer systems on which such copies are installed and, the number of users using such copies. Representatives of the auditing firm shall protect the confidentiality of the End User's confidential information and abide by the End User's reasonable security regulations while on End User's premises. If the number of copies or users is found to be greater than that contracted for or the computer system on which the Collective Work is in use differs from the single computer system for which license rights have been granted to the End User, the End User shall be invoiced for the additional copies, users or computer systems at the price quoted in the then current price list of Reseller (subject to any applicable discounts to which Reseller may have agreed); and

11. The End User shall not release the results of any benchmark of the Collective Work to any third party without the prior written approval of Reseller and Reseller's licensor for each such release.

                                                                       EXHIBIT C

                            LICENSE AND SUPPORT FEES

LICENSE FEES

         1.       Existing Computron COOL End User Base

LICENSEE will pay LICENSOR a license fee of $225.00/server (unlimited users) for each sub-license of the Software by LICENSEE or an Affiliate to an existing End User (as of the effective date of this Agreement) of Computron COOL. LICENSEE agrees to acquire a minimum of 500 servers for this purpose, which number will be finalized upon LICENSEE providing LICENSOR, as soon as practicable but no later than February 15, 1999, a detailed analysis of the existing customer base.

The aggregate amount of license fees calculated pursuant to the preceding paragraph will be paid by LICENSEE to LICENSOR as follows: $28,125.00 (representing 25% of the aggregate fees payable based on 500 servers) will be paid by LICENSEE concurrently with its execution of this Agreement, and the remaining amount will be paid in three (3) equal installments on March 1, May 1 and July 1, 1999; provided that no such installment need be paid prior to LICENSOR's delivery to LICENSEE, pursuant to Paragraph 2.1 of this Agreement, of the object code, and related documentation, reasonably acceptable to LICENSEE, of the Software.

The initial support fees, calculated pursuant to the provisions set forth below, for the actual number of existing End Users of Computron COOL set forth in the detailed analysis provided for above, shall be paid by LICENSEE to LICENSOR together with the March 1, 1999 license fee installment referenced above. Renewal support fees shall be paid pursuant to the support fee payment terms set forth below.

To the extent that LICENSEE requires fewer than 500 servers under this Section 1, then LICENSEE may use (on a 1 license for 1 server basis) the excess licenses purchased under this Section for new End Users or resellers of Computron COOL, who would otherwise be covered by Section 2 below.

         2.       New COOL End Users/Resellers

For all sub-licenses of the Software by LICENSEE or an Affiliate to resellers or End Users of Computron COOL (other than End Users covered under Section 1 of this EXHIBIT C), LICENSEE will pay LICENSOR the following license fees:

Per Server or Site Licenses:  $300.00/server (unlimited users)
Enterprise-wide Licenses:     TO BE ADDRESSED IN AN AMENDMENT TO THIS AGREEMENT

If, prior to January 1, 2001, LICENSEE has not paid for at least 100 servers under this Section 2, then, on the first business day in January 2001, LICENSEE shall pre-pay LICENSOR for the remaining licenses, needed to aggregate 100 servers, which may then be used by LICENSEE as required.

         3.       General Provisions

LICENSEE and its Affiliates may use an unlimited number of copies of the Software, without obligation to pay any license fees hereunder, for the internal business purposes of LICENSEE and its Affiliates, including, without limitation, development, demonstration, and processing of its own business data as part of a Collective Work.

LICENSEE shall pay LICENSOR the license fees due LICENSOR under Section 2 of this EXHIBIT C on a quarterly basis, in the first month of each calendar quarter during the term of this Agreement, based on sub-licenses of the Software and/or Collective Works signed by End Users with LICENSEE or its Affiliates during the immediately preceding calendar quarter. Such payment will be accompanied by the information required in Paragraph 2.6 of this Agreement. Late payments will incur a late fee of 1.5%/month.

In the event that LICENSEE or an Affiliate is required to make a refund of sub-license fees for Software and/or Collective Works previously paid by End Users and rescind the subject sub-license, upon which LICENSEE had already paid LICENSOR a license fee hereunder, then such rescinded sub-license shall be credited against current or future Software and/or Collective Work sub-licenses for which LICENSOR is entitled to receive payment of a license fee hereunder.

SUPPORT FEES

Whenever an End User purchases annual maintenance from LICENSEE or an Affiliate for the Software and/or Collective Works (either on an initial or a renewal basis), LICENSEE will pay LICENSOR a support fee in the following amounts:

Per Server or Site Licenses:  17% of the license fee payment made by LICENSEE to
                                   LICENSOR for the subject Software.

Enterprise-wide Licenses:     TO BE ADDRESSED IN AN AMENDMENT TO THIS AGREEMENT

Except as provided above with respect to existing End Users of Computron COOL, LICENSEE shall pay LICENSOR the support fees due hereunder on a quarterly basis, in the first month of each calendar quarter during the term of this Agreement, based on annual maintenance policies for the Software and/or Collective Works purchased by End Users from LICENSEE or its Affiliates (either on an initial or a renewal basis) during the immediately preceding calendar quarter. Such payments will be accompanied by a report showing how such fees were calculated. Late payments will incur a late fee of 1.5%/month.

In the event that LICENSEE or an Affiliate is required to make a refund of maintenance fees for Software and/or Collective Works previously paid by End Users and rescind the subject maintenance agreement, upon which LICENSEE had already paid LICENSOR a support fee hereunder, then such rescinded maintenance agreement shall be credited against current or future Software and/or Collective Work maintenance agreements for which LICENSOR is entitled to receive payment of a support fee hereunder.